Exhibit 99.1

NEWS RELEASE	manufacturers of advanced products for industry

26 Summer St., Bridgewater, MA 02324 TEL: (508) 279-1789 - FAX: (508) 697-6419

www.chasecorp.com
AMEX:CCF

FOR IMMEDIATE RELEASE

CHASE CORPORATION ANNOUNCES RECORD REVENUE AND NET INCOME
FOR FIRST QUARTER OF FISCAL YEAR 2007

Bridgewater, MA — January 12, 2007 — Chase Corporation (AMEX:CCF) today reported revenues of $31,245,000 for the three months ended November 30, 2006, representing an increase of 26% or $6,394,000 from revenues of $24,851,000 in the same period last year.  Net income in the first quarter of fiscal 2007 was $2,548,000, an increase of $1,530,000 compared to $1,018,000 in the prior year period.  Diluted earnings per share increased $0.36 or 138% to $0.62 per diluted share compared to $0.26 in fiscal 2006.

Peter R. Chase, President and Chief Executive Officer commented, “We are very pleased with the sales and profit growth in the first quarter.  Recent acquisitions have been helpful, but the continued, steady effort to focus on core businesses is the primary driver of the successful results.  The EMS sales increase is particularly encouraging.  We will continue to look for opportunities to leverage fixed costs and manage raw material costs to maintain strong profitability.”

The following table summarizes the Company’s financial results for the quarter ended November 30, 2006 and 2005.

	For the Three Months Ended
	November 30,
All figures in thousands, except per share figures	2006	2005

Revenues	$31,245	$24,851

Net income	$2,548	$1,018

Net income per diluted share	$0.62	$0.26

Weighted average diluted shares outstanding	4,084	3,937

Chase Specialized Manufacturing

Increased demand for industrial power tapes and compounds, as well as specialty paper laminates, contributed to this segment’s increased sales volume. However, increased raw material and utility costs continue to affect operating margins.  Additionally, HumiSeal® conformal coatings continue to show strong demand both domestically and internationally.  Revenue growth has been bolstered by the HumiSeal Europe acquisition in October 2005.  Construction Products had a strong quarter including several Rosphalt 50® projects and the additional sales from the acquisition of Capital Services which took place in September 2006.

Chase Electronic Manufacturing Services (EMS)

Chase EMS achieved substantial increases in sales and profits in the first quarter from both existing and new customers compared to the same period in the prior year.  Increased material costs continue to affect margins, but overall profitability has shown improvement.  The backlog remains very healthy and this segment of the business has rebounded from the softness in the market seen in fiscal 2005 and the first half of fiscal 2006.

As noted in prior year earnings releases and SEC filings, special charges and credits impacted the results in the prior year period.  The three items that impacted the financial results of the first quarter of fiscal 2006 included (a) net deferred compensation charge of $814,000 (b) stock based compensation expense of $1,427,000 and (c) tax benefit due to the reversal of valuation allowance on capital loss carryforwards of $635,000.  The total after tax affect of these three items resulted in a reduction in net income of $666,000 in the first quarter of fiscal 2006.

Certain statements in this press release are forward-looking.  These may be identified by the use of forward-looking words or phrases such as “believe”; “expect”; “anticipate”; “should”; “planned”; “estimated” and “potential” among others.  These forward-looking statements are based on Chase Corporation’s current expectations.  The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements.  In order to comply with the terms of the “safe harbor,” the Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance and that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements. The risks and uncertainties which may affect the operations, performance, development and results of the Company’s business include, but are not limited to, the following: uncertainties relating to economic conditions; uncertainties relating to customer plans and commitments; the pricing and availability of equipment, materials and inventories; technological developments; performance issues with suppliers and subcontractors; economic growth; delays in testing of new products;  the Company’s ability to successfully integrate acquired operations; rapid technology changes and the highly competitive environment in which the Company operates. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Chase Corporation is a diversified, advanced manufacturing company providing a wide-variety of high quality products and services to the specialty chemical, converting and electronic manufacturing industries.  The Company’s stock is traded on the American Stock Exchange (AMEX:CCF).

For further information contact Paula Myers — Shareholder and Investor Relations Department (508) 279-1789 Ext. 219.